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                                                                   EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE


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
                                                           Three months ended                          Six months ended
                                                               September 30,                            September 30,
                                                         1996                1995                1996                 1995
Net loss                                              $(1,562,000)        $(1,525,000)        $(3,733,000)        $(2,980,000)

Value assigned to accretion of preferred stock            300,000                --               300,000                --
                                                      -----------------------------------------------------------------------
Loss attributable to common shareholders              $(1,862,000)        $(1,525,000)        $(4,033,000)        $(2,980,000)
                                                      =======================================================================

Loss per share                                        $     (0.19)        $     (0.16)        $     (0.41)        $     (0.33)
                                                      =======================================================================

Weighted average common shares outstanding              9,868,596           9,465,615           9,873,554           9,106,233
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